EXHIBIT  99.1

News Release

Spectrum Brands Announces Pricing of Offering of Additional 9.50% Notes

MADISON, Wis., Nov 02, 2011 (BUSINESS WIRE) --

Spectrum Brands, Inc. ("Spectrum Brands"), a subsidiary of Spectrum Brands Holdings, Inc. (NYSE: SPB), announced today the terms of its offering of additional 9.50% Senior Secured Notes due 2018 (the "Notes") as additional notes to the already outstanding $750 million aggregate principal amount of existing notes.

Spectrum Brands will sell $200 million aggregate principal amount of Notes at a price of 108.50% of the par value, representing a yield to worst of 7.29%. The Notes will be guaranteed by Spectrum Brands' parent company, SB/RH Holdings, LLC, as well as by existing and future domestic restricted subsidiaries and secured by liens on substantially all of the assets of Spectrum Brands and the guarantors. The Notes will vote together with the existing notes.

The proceeds from the issuance of the Notes are intended to be used for general corporate purposes, which may include, among other things, working capital needs, the refinancing of existing indebtedness, the expansion of Spectrum Brands' business and possible future acquisitions.

The Notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and outside the United States in reliance on Regulation S under the Securities Act.

The Notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac(R), Remington(R), Varta(R), George Foreman(R), Black & Decker(R), Toastmaster(R), Tetra(R), Marineland(R), Nature's Miracle(R), Dingo(R), 8-in-1(R), Littermaid(R), Spectracide(R), Cutter(R), Repel(R), and Hot Shot(R).Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Spectrum Brands Holdings generated net sales of $3.1 billion from continuing operations in fiscal 2010. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the agreement and information described above, expected sales, adjusted EBITDA, debt reduction and leverage, and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) our ability to manage and otherwise comply with our covenants with respect to our significant outstanding indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products we offer, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7)

fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) our ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from our cost-cutting initiatives, (10) our ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q. We also caution the reader that our estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to us and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. We undertake no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

SOURCE: Spectrum Brands, Inc.

Spectrum Brands, Inc.
Dave Prichard
608.278.6141